Exhibit 10.7

Attachment:

My name is Mary Perez. I am a translator. I speak, read and write fluent Spanish.  I am also a legal assistant and have been trained to translate legal documents. On behalf of Geo JS Tech Group, I have reviewed and translated the contracts for Marias, Pilli Pao 1 and Pilli Pao 2 to the best of my ability and skills.

/s/Mary Perez

Dated: 01/26/2014